Exhibit 11.1
                              BABY SUPERSTORE, INC.

                   COMPUTATION OF NET INCOME PER COMMON SHARE

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                                                                                                  Thirteen Weeks Ended
                                                                                              May 1,          April 26,
                                                                                               1996             1995
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PRIMARY NET INCOME PER COMMON SHARE

Income before cumulative effect of change in accounting principle                            $ 3,526,000      $ 3,195,000
Cumulative effect of change in accounting principle                                              245,000             --

Net income                                                                                   $ 3,281,000      $ 3,195,000


Weighted average shares outstanding during the period:
    Common Stock                                                                              19,227,625       18,641,612
    Net effect of dilutive stock options and warrents - based on the
      treasury stock method using the average market price                                       392,945          540,642

Weighted average common and common equivalent
    shares outstanding (1)                                                                    19,620,570       19,182,254


Per share data:
Income before cumulative effect of change in accounting principle                             $     0.18       $     0.17
Cumulative effect of change in accounting principle                                                 0.01               --

Net income                                                                                    $     0.17       $     0.17


FULLY DILUTED NET INCOME PER COMMON SHARE

Weighted average shares outstanding during the period:
    Common Stock                                                                              19,227,625       18,641,612
    Net effect of dilutive stock options and warrents - based on the treasury stock method using the greater of ending or
      average market price                                                                       406,091          540,642

Weighted average common and common equivalent shares
      outstanding (1)                                                                         19,633,176       19,182,254


Per share data:
Income before cumulative effect of change in accounting principle                             $     0.18       $     0.17
Cumulative effect of change in accounting principle                                                 0.01               --

Net income                                                                                    $     0.17       $     0.17


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(1) The 4 7/8  convertible  subordinated  notes were determined not to be Common
Stock equivalents at the issuance date based on the yield to maturity and are anti-dilutive under the "if converted" method. Therefore, the common equivalent shares represented by the 4 7/8% convertible subordinated notes are excluded from both the primary net income per share and fully diluted net income per share calculations.




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